Exhibit 10.5.1
[Translation of Chinese original]
EQUITY TRANSFER AGREEMENT
IN CONNECTION WITH
BEIJING MEIYIXINFENG MEDIA TECHNOLOGY CO., LTD.
By and Among
REDGATE MEDIA AD CO., LTD.
XIAOYI LU
FENGCHUN LU
And
XIAO JIANG

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is entered into on this 8th day of October 2007 by and among:
(1)	REDGATE MEDIA AD CO., LTD., a limited liability company lawfully established and validly existing under the laws of the People’s Republic of China, with its domicile at Suite 1807, 15th Floor, Tower B, Jianwai SOHO, 39 Dongsanhuanzhong Road, Chaoyang District, Beijing (“Party A”); and

(2)	XIAOYI LU, a natural person and citizen of the People’s Republic of China whose ID card number is 110102197211200850 and whose residential address is Flat 1101, Building 2, 10 Beisanhuanzhong Road, Xicheng District, Beijing;

FENGCHUN LU, a natural person and citizen of the People’s Republic of China whose ID card number is 120104197004033820 and whose residential address is Flat 2108, 18 Hongjunyingdong Road, Chaoyang District, Beijing;

XIAO JIANG, a natural person and citizen of the People’s Republic of China whose ID card number is 411381198206030028 and whose residential address is Flat 502, Door 4, Building 1, Qicai Huayuan, Haidian District, Beijing; (Xiaoyi Lu, Fengchun Lu and Xiao Jiang are hereinafter collectively referred to as “Party B”).
WHEREAS:
(A)	Party B owns 100 percent of the Equity Interest in BEIJING MEIYIXINFENG MEDIA TECHNOLOGY CO., LTD. (the “Company”) (the detailed particulars of the Company as at the execution date hereof are set forth in Part A of Appendix 1 hereto), of which Xiaoyi Lu owns 75 percent, Fengchun Lu owns 20 percent and Xiao Jiang owns 5 percent.

(B)	The Parties agree that Party B will transfer 100 percent of the Equity Interest of the Company to Party A (the “Proposed Equity Transfer”) without consideration on the terms and conditions hereof, of which Xiaoyi Lu will transfer 75 percent of the Equity Interest to Party A without consideration, Fengchun Lu will transfer 20 percent of the Equity Interest to Party A without consideration and Xiao Jiang will transfer 5 percent of the Equity Interest to Party A without consideration.
NOW, THEREFORE, following amicable negotiations, the Parties have agreed on the Agreement as follows:
ARTICLE 1. DEFINITIONS
1.1	Unless otherwise expressly provided or required by the context, the following terms shall have the meanings assigned to them below:

“Equity Interest” means 100 percent of the capital contribution to the Company owned by Party B and all title, rights and interests that the same represents (including the rights and interests in any retained profits of the Company), namely the equity interest that is the object of the Proposed Equity Transfer.

“Closing” means the transfer of the Equity Interest to Party A by Party B and the carrying out by Party B of the procedures for registration of the change in shareholders for the purpose of realizing the Equity transfer hereunder.

“Closing Date” means the date on which all of the Conditions for the transfer of Equity Interest set forth in Appendix 2 hereto have been fulfilled and the change in shareholders has been completed, or such other date as agreed upon by the Parties.

“Security Interests” means any mortgages, claims, equitable interests, liens, options, pledges, security interests, preemptive rights, acquisition rights, seizure rights, ownership retention, setoff rights, counterclaims, trust arrangements and other such restrictions (including restrictions on use, voting, transfer, receiving income and exercise of owner’s equity interest);

“Due Diligence” means the comprehensive due diligence of the Company conducted by Party A and the third party/parties designated by Party A.

“Confidential Information” means all oral or written information on or relating to the Parties’ business operations, business strategies, business plans, investment plans, sales, clients, marketing, technologies, research and development, finances or otherwise, including but not limited to all reports and records containing such information and all copies (including electronic copies), reproductions, reprints and translations thereof. For the purposes of this Agreement, the term “Confidential Information” shall also include this Agreement and the Closing hereunder. Neither Party may provide relevant information to any third party outside the Parties or the companies engaged by them.

“Conditions” means the conditions precedent for the Closing set forth in Appendix 2.

“Working Day” or “Business Day” means a day in the PRC other than a Saturday, Sunday or public holiday.

“Renminbi” or “RMB” means the legal currency of the PRC.

“AoA” means the articles of association of the Company as amended and supplemented from time to time.

“Registration Authority” means the Administration for Industry and Commerce with which the Company is registered.

1.2	Unless otherwise expressly provided or required by the context:
1.2.1	any contract, agreement or document mentioned shall mean such contract, agreement or document as may be amended, supplemented or substituted from time to time;

1.2.2	any person mentioned in this Agreement or other contract, agreement or document shall include such person’s successors and permitted assigns;

1.2.3	any reference of Articles or Appendix shall refer to the Articles and Appendix of and to this Agreement; and

1.2.4	“Party” shall refer to any of the Parties hereto and “Parties” shall refer to Party A and Party B.
ARTICLE 2. EQUITY INTEREST TRANSFER
2.1	Party B agrees to transfer the Company’s Equity Interest to Party A and Party A agrees to acquire the Company’s Equity Interest from Party B. The Equity Interest shall not be encumbered by any Security Interests.

2.2	The Company’s Equity Interest structure before completion of the Proposed Equity Interest Transfer is as set forth below:

Name of shareholder	Capital contribution	Percentage
Xiaoyi Lu	RMB375,000	75%
Fengchun Lu	RMB100,000	20%
Xiao Jiang	RMB25,000	5%

Total	RMB500,000	100%

2.3	The Company’s Equity Interest structure after completion of the Proposed Equity Interest Transfer shall be as follows:

Name of shareholder	Capital contribution	Percentage
Party A	RMB500,000	100%

Total	RMB500,000	100%

ARTICLE 3. REPRESENTATIONS AND WARRANTIES
3.1	Each Party makes the following representations and warranties to the other Party hereto:

Each Party has the right, authorization and power to enter into and perform this Agreement and once executed by the Parties, this Agreement shall have a lawful, valid and binding obligation thereon that may be enforced pursuant to the terms hereof.

3.2	Party B further gives to Party A the representations and warranties set forth in Appendix 3 hereto.

3.3	Unless otherwise expressly provided herein, each Party warrants that all of the representations and warranties that said Party has given are, on the execution date hereof and the Closing Date, true, accurate, complete and not misleading to the other Party hereto.

3.4	If any of the representations or warranties given by either Party is false or erroneous, or if such representation or warranty is not duly and timely performed, said Party shall be deemed in breach of the relevant representation or warranty. In addition to performing the other obligations specified herein, said Party shall pay compensation and bear the losses, damage, expenses (including but not limited to reasonable legal fees) and liabilities incurred to the non-breaching Party as a result of such breach, unless the Party in breach is able to show that said Party genuinely was unaware of the matter on the execution date hereof and that said Party did not do so deliberately or out of gross negligence.

3.5	Before completion of the Closing:
3.5.1	if either Party becomes aware that any of the representations or warranties given herein by said Party is untrue, inaccurate, incomplete or misleading to other Party, said Party shall promptly notify the other Party thereof in writing;

3.5.2	the Party in breach of the representation or warranty shall promptly take measures to cure such breach; if said Party fails to cure the breach within 30 days from the date of giving the written notice specified in Article 3.5.1 hereof, the Parties shall consult in good faith so as to reach a solution acceptable to all of the Parties; and

3.5.3	if the breach of the representation or warranty remains uncured and the Parties fail to reach a solution within 30 days after commencement of the good faith consultations specified in Article 3.5.2 above, the non-breaching Party may opt to proceed with the Closing or terminate this Agreement. If the non-breaching Party opts to proceed with the Closing, the Party in breach may not be deemed to have been released from its liability for breach of contract under Article 3.4 hereof. No termination will affect the rights or obligations that may have arisen hereunder.
ARTICLE 4. CLOSING
4.1	Fulfillment of the Conditions set forth in Appendix 2 shall be the conditions precedent to the Closing.

4.2	The Parties shall use all reasonable efforts to procure fulfillment of all of the Conditions for the Closing. If any Condition is not fulfilled within one month from the execution date hereof, the Parties shall promptly hold mutual consultations to seek an acceptable solution. If such solution has not been found within three months from the execution date hereof:
4.2.1	this Agreement shall terminate on the date such three-month period expires, unless the Parties agree otherwise in writing; such termination shall not affect the Parties’ rights and obligations that may have arisen hereunder at the time of termination; and

4.2.2	each Party shall take all necessary or appropriate actions to restore said Party to the position said Party was in prior to the execution hereof, including but not limited to applying to relevant PRC authorities to cancel any registrations that may have been carried out in connection with the contemplated transactions hereunder or any other registrations carried out for the same purpose.
4.3	Either Party shall have the right to notify the other Party in writing that said Party waives any or all of the conditions precedent that the other Party is required to fulfill.

4.4	Closing of the Proposed Equity Interest Transfer shall take place in Beijing on the Closing Date. At the time of the Closing, Party B shall deliver into the possession of Party A a photocopy, bearing the Company’s official seal, of the document evidencing that the change in the registration of the Company has been carried out with the Registration Authority, and provide the original.

4.5	The non-breaching Party may assert said Party’s rights against the Party in breach and demand that the Party in breach compensate for all claims, expenses, costs, losses and liabilities incurred or arising in connection with said breach, whether directly or indirectly, if:
4.5.1	Party B fails to perform or to perform in a timely manner said Party’s obligations under Article 4.1 hereof, thereby making Closing of the Equity Interest transfer impossible; or

4.5.2	Party A fails to pay to Party B the transfer price in full by the dates specified in Article 3 hereof.
4.6	Except in the circumstance set forth in Article 4.2 hereof, if the Closing cannot commence within five Working Days from the execution date hereof due to a reason not attributable to the Parties hereto, the Parties shall promptly hold mutual consultations to seek an acceptable solution; if they fail to find such solution within fifteen Working Days after the execution date hereof:
4.6.1	this Contract shall terminate on the date the fifteen Working Day period expires, unless the Parties agree otherwise in writing; such termination shall not affect the Parties’ rights and obligations that may have arisen hereunder at the time of termination; and

4.6.2	each Party shall take all necessary or appropriate actions to restore said Party to the same position said Party was in prior to the execution hereof, including but not limited to applying to relevant PRC authorities to cancel any registrations that may have been carried out in connection with the Closing hereunder or any other registrations carried out for the same purpose.
ARTICLE 5. FURTHER UNDERTAKINGS
5.1	Each Party shall further sign the documents and carry out the acts that may be reasonably required for the full implementation of this Agreement.

5.2	Party B, as shareholders of the Company prior to the Closing Date, may not do anything or permit the Company to do anything during the period between the execution date hereof and the Closing Date that could have a material adverse effect on the Equity Interest and/or the Company. Party B undertakes that, unless otherwise agreed in advance in writing by Party A:
5.2.1	the Company will conduct its business in its normal and habitual manner and, other than normal and habitual business amounts, will not pay (or agree to pay) any other unnecessary amounts; notwithstanding the foregoing, the Company shall not make any single cash payments exceeding RMB100,000 or cash payments that in the aggregate exceeding RMB300,000 regardless whether the same is done in the ordinary course of its business;

5.2.2	the Company will adopt all reasonable procedures to maintain and protect its assets, use its best efforts to retain its existing management and core technical personnel and maintain its relationships with its clients, suppliers and other third parties so as not to harm its reputation or prospects as a going concern;

5.2.3	Party A has the right during normal working hours and after prior written notice to obtain the Company’s financial statements and the power to take copies thereof;

5.2.4	Party B has not committed any acts or omissions that constitute or could result in a breach of said Party’s representations and warranties;

5.2.5	if the facts on the basis of which Party B gave said Party’s representations and warranties herein change, causing a material adverse effect on the Closing hereunder, Party B shall promptly disclose such facts to Party A;

5.2.6	the Company has not declared a distribution or a payment nor has it declared that it is preparing to pay dividends or make any other profit distribution;

5.2.7	the Company has not increased its capital nor agreed to increase its capital;

5.2.8	other than the loans disclosed to Party A by the Company prior to the execution date hereof, the Company has not received or provided loans;

5.2.9	unless otherwise provided in laws, statutes, rules or regulations, the Company has not modified the terms of employment with its employees (including management personnel) that would result in a rise in the Company’s total manpower cost for the year in question;

5.2.10	the Company has not provided guarantees to Party B;

5.2.11	Party B has not taken any actions that are inconsistent with the provisions hereof or the contemplated transactions hereunder;

5.2.12	Party B and/or the Company shall, to the extent possible, notify Party A in writing of all events or acts beyond those involving the Company’s normal operations; such events shall include but not be limited to those set forth below; and if supplementation of the same is required, the Parties may separately confirm the same in writing:

(a)	a restructuring of the Company’s Equity Interest structure, the amending of the Company’s AoA or other change in the Company’s registered business particulars; additionally, Party B shall disclose to Party A the terms of the transactions relating to the restructuring of the Company’s Equity Interest;

(b)	agreements involving intellectual property executed between the Company with any third parties, regardless of whether, as a result of such agreements, title to intellectual property owned by the Company changes (including but not limited to change by transfer, gifting, etc.), or intellectual property owned by the Company is licensed to a third party or the Company has use of a third party’s intellectual property.
ARTICLE 6. RIGHTS OF THE PARTIES
6.1	If any of the following facts, matters or events comes to the knowledge of Party A at any time prior to the Closing, Party A may notify Party B and/or the Company in writing before the Closing and terminate this Agreement without taking any liability. Additionally, it may demand that the Party in breach bear the liability for breach of contract under Article 9 hereof:
6.1.1	any act of Party B and/or the Company that constitutes a fundamental breach hereof, making it impossible for Party A to complete acquisition of the Equity Interest;

6.1.2	any matter that exists or arises that constitutes a breach of any representation or warranty, where such breach has a material adverse effect on the Company and the Closing hereunder; or

6.1.3	any matter that has or could have a material adverse effect on the Company’s business, financial position or prospects.
6.2	If any of the following facts, matters or events come to the knowledge of Party B at any time prior to the Closing, Party B may notify Party A in writing before the Closing and terminate this Agreement without taking any liability. Additionally, Party B may demand that the Party in breach bear the liability for breach of contract under Article 9 hereof:
6.2.1	any act of Party A that constitutes a fundamental breach hereof, making it impossible for Party B to obtain the transfer price;

6.2.2	any matter that has or could have a material adverse effect on the contemplated transactions arises between the execution date hereof and the Closing Date due to a deliberate act by or gross negligence on the part of Party A.
ARTICLE 7. CONFIDENTIALITY
7.1	A Party (the “Receiving Party”) that receives Confidential Information from the other Party shall keep such information confidential, not use such information for any purpose other than the purposes of this Agreement and not disclose the Confidential Information to any third party. Notwithstanding the foregoing restrictions, such confidentiality obligations shall not apply to:
7.1.1	information that is in or enters the public domain due to a fault other than one attributable to the Receiving Party or said Party’s representatives, agents, suppliers or subcontractors;

7.1.2	information legitimately and legally obtained by the Receiving Party from a third party, provided that such information is not subject to confidentiality obligations or restrictions on use; or

7.1.3	information that is in the possession of the Receiving Party in written form, is not subject to restrictions on use or disclosure and was not obtained from the other Party hereto for the purposes of this Contract.
7.2	Notwithstanding Article 7.1, the Receiving Party may disclose Confidential Information to said Party’s or the Company’s employees, directors and professional advisors, provided that such disclosure is reasonably required to achieve the objectives of this Agreement. The Receiving Party shall ensure that such employees, directors and professional advisors are aware of and comply with the confidentiality obligations set forth in this Article. If the disclosure of Confidential Information is required by law or demanded by a competent court or regulatory authority, the Receiving Party may disclose such Confidential Information, provided that the Receiving Party shall, to the extent permitted by relevant laws and statutes, take all permitted methods to cause the Confidential Information to be treated as confidential.

7.3	The Receiving Party may not reproduce any received Confidential Information in any manner.
ARTICLE 8. NOTICES
8.1	Any notice hereunder shall be made in writing and dispatched by fax or registered mail to the recipient’s designated number or address. Notices dispatched by the aforementioned means shall be deemed received:
8.1.1	twelve (12) hours after transmission, if dispatched by fax; and

8.1.2	three (3) days after consignment to the post office, if dispatched by registered mail.
8.2	If Party A is required to dispatch a written notice to Party B pursuant to Article 8.1 hereof, it shall dispatch the same to Party B at the following fax numbers or correspondence addresses:

Xiaoyi Lu

Fax number: 010-82338204

Correspondence address: Flat 1101, Building 2, 10 Beisanhuanzhong Road, Xicheng District, Beijing 100011

Attn.: Xiaoyi Lu

Fengchun Lu

Fax number: 010-82338204

Correspondence address: Flat 2108, 18 Hongjunyingdong Road, Chaoyang District, Beijing 100012

Attn.: Fengchun Lu

Xiao Jiang

Fax number: 010-82338204

Correspondence address: Flat 502, Door 4, Building 1, Qicai Huayuan, Haidian District, Beijing 100083

Attn.: Xiao Jiang

8.3	If Party B is required to dispatch a written notice to Party A pursuant to Article 8.1 hereof, said Party shall dispatch the same to Party A at the following fax number or correspondence address:

Fax number: 010-58692960

Correspondence address: Suite 1807, Tower B, Jianwai SOHO, 39 Dongsanhuanzhong Road, Chaoyang District, Beijing 100022

Attn.: Ying Zhu
ARTICLE 9. LIABILITY FOR BREACH OF AGREEMENT
9.1	If either Party breaches any of the provisions hereof, said Party, as the Party in breach, shall compensate the non-breaching Party for all claims, expenses, costs, losses and liabilities incurred or arising in connection with said breach, whether directly or indirectly. If the Party in breach is one of the parties comprising of Party B and/or the Company, Party B shall bear joint and several liability in respect of the compensation for such breach.

9.2	Without prejudice to any of the other provisions of this Article 9, if either Party fails to perform any of said Party’s obligations hereunder, the other Party shall, in addition to exercising any other rights and remedies available hereunder, have the right to demand that the Party in breach actually perform the relevant obligation and the Parties expressly waive the defense of sufficiency of damages.

9.3	Without prejudice to any of the other provisions of this Article 9, if either party comprising of Party B fails to fully transfer the Equity Interest to Party A on the terms and conditions hereof, Party A shall have the right to demand in writing that Party B transfer the Equity Interest to it on the terms and conditions hereof. If Party B still has not carried out the amendment of business registration for the Equity Interest transfer within seven Working Days after receipt of the aforementioned written notice from Party A, Party A shall have the right to unilaterally terminate this Agreement on the basis of such material breach and demand compensation for the losses, damage and costs (including but not limited to reasonable lawyers’ fees) incurred by it in connection with the Equity Interest transfer before the termination.
ARTICLE 10. EXPENSES AND TAXES
10.1	Each Party shall bear the expenses (including but not limited to legal, accounting, financial, consulting, advisory and other related expenses) said Party expended in connection with all the negotiations and the implementation of the final agreement, such as this Agreement (including the Appendix), etc., and the acquisition.

10.2	Each Party shall be responsible for paying any taxes said Party may be required to pay in connection with the Equity Interest transfer hereunder. Each Party shall be responsible for paying the stamp tax in respect of the original of this Agreement said Party holds.
ARTICLE 11. DISPUTE RESOLUTION
Any dispute arising from or in connection with this Agreement, including disputes over the validity or existence of this Agreement, shall be resolved by the Parties through consultations conducted in good faith. If the dispute is not resolved within thirty days after either Party gives notice requesting consultations, either Party shall have the right to submit the dispute to the Beijing Arbitration Commission for resolution through arbitration in Beijing in accordance with said commission’s arbitration rules then in effect. The arbitration award shall be final and binding on the Parties.
ARTICLE 12. GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.
ARTICLE 13. LANGUAGE
This Agreement is made in Chinese in seven counterparts, of which Party A shall hold one original, each party comprising Party B shall hold one original and the remaining originals shall be used to carry out all necessary amendments of registration with the relevant Registration Authority.
ARTICLE 14. ENTIRE AGREEMENT
This Agreement, including the attached Annexes, Appendix and Schedules, supersedes all other prior written or oral agreements on the matters provided for herein reached by the Parties and constitutes the entire agreement between the Parties.

ARTICLE 15. EFFECTIVENESS
This Agreement shall enter into effect on the date that it is signed/sealed by the Parties or their authorized representatives.
IN WITNESS WHEREOF, this Agreement is duly executed by the Parties on the date first set forth above.
[Remainder of page intentionally left blank]

APPENDIX 1. PARTICULARS OF THE COMPANY AND ITS SUBSIDIARIES
A.	Particulars of the Company

1.	Name of the Company	:	Beijing Meiyixinfeng Media Technology Co., Ltd.

2.	Legal address	:	Suite 709, Baiyan Building, 238 Beisihuanzhong Road, Haidian District, Beijing

3.	Establishment date	:	January 21, 2005

4.	Place of establishment	:	Haidian District, Beijing, the PRC

5.	Business	:	Provision of radio program content, and advertising media business

6.	Legal representative	:	Xiaoyi Lu

7.	Executive director	:	Xiaoyi Lu

8.	Registered capital	:	RMB500,000

9.	Shareholders	:	Capital contribution of Xiaoyi Lu : RMB375,000, accounting for 75% of the registered capital;
Capital contribution of Fengchun Lu: RMB100,000, accounting for 20% of the registered capital;
Capital contribution of Xiao Jiang: RMB25,000, accounting for 5% of the registered capital

10.	Auditor	:	None

11.	Term of Operation	:	20 years (from January 21, 2005 to January 20, 2025)

APPENDIX 2. CONDITIONS PRECEDENT TO THE CLOSING
1.	The fulfillment of all of the following Conditions or the waiver thereof in writing by the interested Party is a condition precedent to the Closing of the Proposed Equity Interest Transfer:
1.1	Party A shall be responsible for:

executing the AoA of the Company in the format of the Annex to this Appendix 2 and all legal documents that Party A is required to execute in order to complete the Proposed Equity Interest Transfer.

1.2	Party B and the Company shall be jointly responsible for ensuring that:
(1)	the Company has secured all permits, approvals, licenses, authorizations, etc. that it is required by law to secure in order to conduct its business; such permits, approvals, licenses and authorizations include but are not limited to the Permit for Engaging in Radio and Television Program Production that the Company is required to secure and the Job Certificate for a Radio and Television Program Creator that Lu Xiaoyi is required to secure;

(2)	Lu Xiaoyi and Jiang Xiao as well as any of the management personnel or core technical personnel specified in Schedule 2 have executed with the Company an Intellectual Property Protection and Non-Competition Agreement as set forth in Appendix 4 and a Non-Disclosure Agreement as set forth in Appendix 5;

(3)	the Company has executed employment contracts with all of its employees that meet legal requirements, and has provided insurance and other benefits to all of its employees, including the “three insurances and one fund”, required by relevant laws;

(4)	Party B has provided all the documents relating to the changes in Equity Interest that have occurred as disclosed on the Disclosure List, and the Company has provided compliant financial reports as at August 31, 2007 for the most recent three years issued by an accounting firm in accordance with the current and valid generally accepted accounting standards of the PRC or generally accepted international accounting standards;

(5)	the Company’s shareholders have approved resolutions regarding the Proposed Equity Interest Transfer and the amendments to the AoA;

(6)	all other legal documents required to be executed by this Agreement or required to be executed in order to complete the Proposed Equity Interest Transfer are executed;

(7)	registration with the competent Administration for Industry and Commerce of the change in the Company’s Equity Interest and other relevant changes is completed;

(8)	the directors and legal representative originally appointed by Party B have resigned from their respective positions with the Company and confirmed in writing that they waive any claim of right to severance pay and any other related item they may have against the Company; and

(9)	the registration or recordal procedures for the directors and legal representative appointed by Party A have been carried out with the competent Administration for Industry and Commerce.

APPENDIX 2. ANNEX — ARTICLES OF ASSOCIATION

Articles of Association
Of
Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Chapter I General Provisions
Article 1 The Articles of Association are hereby formulated for the company invested by Redgate Media AD Co., Ltd., namely, Beijing Meiyi Xinfeng Media Technology Co., Ltd. (hereinafter referred to as “Company”), in accordance with the Company Law of the People’s Republic of China (“Company Law”) and relevant laws and regulations.
Article 2 Where any of the provisions of the Articles of Association conflicts with the laws, regulations and rules, the latter shall prevail.
Chapter II Name and Domicile
Article 3 Name of the Company: Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Article 4 Domicile of the Company: Room 709, Boyan Building, 238 North 4th Ring Road Central, Haidian District, Beijing, China.
Chapter III Business Scope
Article 5 Business scope: the businesses prohibited by the law, administrative regulations and decisions of the State Council may not be operated; those subject to licensing in accordance with the laws, administrative regulations and decisions of the State Council may be operated only after approval by the examining and approving authority and registration with the administration for industry and commerce; those not subject to licensing in accordance with the laws, administrative regulations and decisions of the State Council may be operated independently.

Chapter IV Registered Capital, Shareholder’s Name (Title), Payment Method and
Amount of Capital Contributions
Article 6 Registered capital of the Company is RMB500,000.
Article 7 Shareholder’s name (title), payment method and amount of capital contributions are as follows:

	Amount of Capital
	Contributions
Shareholder’s Name or Title	(RMB10,000)	Payment Method	Time of Payment
Redgate Media AD Co., Ltd.	50	Currency	October 8, 2007
Chapter V Organs and the Establishment, Functions and Powers, and Rules of
Procedure Thereof
Article 8 The shareholder shall exercise the following functions and powers:
     1) to decide on the business policy and investment plan of the Company;
     2) to elect and replace directors and supervisor other than appointed from among the staff representatives, and to decide on matters concerning the remuneration of directors and supervisor;
     3) to examine and approve the reports of the board of directors;
     4) to examine and approve the reports of the supervisor;
     5) to examine and approve the annual financial budget plan and final accounts plan of the Company;
     6) to examine and approve plans for profit distribution of the Company and plans for making up losses;
     7) to decide on the increase or reduction of the registered capital of the Company;
     8) to decide on the issuance of company bonds;
     9) to decide on matters such as merger, division, dissolution, liquidation or transformation of the Company;
     10) to amend the Articles of the Association of the Company; and

     11) to exercise other functions and powers as stipulated by the Company.
Article 9 Decisions made by the shareholder on business policies and investment plans of the Company shall be made in writing and, after signed by the shareholder, kept at the Company.
Article 10 The Company has the board of directors which comprises 4 persons, who shall be appointed by the shareholder. The term of office of a director shall be 3 years. A director may, if re-elected upon expiration of the term of office, serve consecutive terms.
The board of directors shall have one chairman and 1 vice-chairman, both of whom shall be elected by the board of directors.
Article 11 The board of directors shall exercise the following functions and powers:
     1) to report on its work to the shareholder;
     2) to implement the resolutions of the shareholder;
     3) to decide on the business plans and investment plans of the Company;
     4) to work out the annual financial budget plan and final accounts plan of the Company;
     5) to work out plans for profit distribution of the Company and plans for making up losses;
     6) to work out plans for increase or reduction of the registered capital of the Company and for issuance of company bonds;
     7) to work out the plans for merger, division, dissolution, liquidation or transformation of the Company;
     8) to decide on establishment of the internal management organ of the Company;
     9) to decide on appointment or dismissal of the Company’s manager and on his remuneration and, according to the recommendation of the manager, decide on appointment or dismissal of deputy manager(s) and financial officer of the Company and on their remunerations;
     10) to formulate the Company’s basic management systems; and
     11) to exercise other functions and powers as stipulated by the Company.
Article 12 Meetings of the board of directors shall be convened and presided over by the chairman. Where the chairman cannot or fails to perform his duties, the meetings shall be convened and presided over by the vice-chairman. Where the vice-chairman cannot or fails to perform his duties, the meetings shall be convened and presided over by a director elected by more than half of all directors.
Article 13 A director shall have one voting right over the resolutions of the board of directors. More than one-third of all directors may propose to convene a meeting of the board of directors. The meeting notice shall be served on all directors ten days prior to the date of the meeting.
Resolutions of the board of directors shall be effective with the consent of more than half of all the directors. The board of directors shall keep minutes of the resolutions, and the directors present at the meeting shall sign the minutes.
Article 14 The Company has a manager, who shall be appointed or dismissed by the board of directors. The manager shall be responsible to the board of directors and exercise the following functions and powers:
     1) to take charge of the production, operation and management of the Company, and to organize the implementation of the resolutions of the board of directors;
     2) to organize the implementation of the annual business plans and investment plans of the Company;
     3) to draw up plans on the establishment of the internal management organs of the Company;
     4) to draw up the basic management systems of the Company;
     5) to formulae specific rules of the Company;
     6) to propose the appointment or dismissal of the deputy manager(s) and the financial officer of the Company;
     7) to decide on the appointment or dismissal of the managers other than those to be appointed or dismissed by the board of directors; and
     8) to exercise other functions and powers granted by the board of directors.
The manager shall attend the meetings of the board of directors as a non-voting participant. Article 15 The Company has not a board of supervisor, but has 1 supervisor, who shall be appointed by the shareholder.

The term of office of a supervisor shall be three years. A director may, if re-elected upon expiration of the term of office, serve consecutive terms.
Article 16 The supervisor shall exercise the following functions and powers:
     1) to examine the financial affairs of the Company;
     2) to supervise the acts of the directors and senior officers during the performance of their duties, and to propose the dismissal of the directors or senior officers who violate the laws, administrative regulations, the Articles of Association or the shareholder’s decisions;
     3) to demand directors and senior officers to make corrections if any of their acts is found to have damaged the Company’s interests;
     4) to put forward proposals to the shareholder;
     5) to bring a lawsuit against the directors and senior officers in accordance with Article 152 of the Company Law; and
     6) to exercise other functions and powers as stipulated in the Articles of Association.
     The supervisor may attend the meetings of the board of directors as a non-voting participant.
Chapter VI Legal Representative
Article 17 The chairman is the Company’s legal representative. The shareholder shall have the right to replace the chairman with the manager as the Company’s legal representative, if necessary.
Article 18 The legal representative shall exercise the following functions and powers:
     1) to inspect the implementation of the shareholder’s decisions and report to the shareholder;
     2) to sign relevant documents on behalf of the Company; and
     3) to exercise the special discretion power and the disposal right over the Company’s affairs in case of war, severe natural disasters and other emergent circumstances, provided that the special discretion power and the disposal right must be subject to the Company’s interests, and be reported to the shareholder thereafter.
Chapter VII Miscellaneous Matters to Be Stipulated as Deemed Necessary by the Shareholder
Article 19 The duration of the Company is 20 years, starting from the date when the Company’s Business License is issued.
Article 20 The liquidation team shall, within 30 days after the completion of the liquidation work, apply to the original company registration authority for cancellation of the registration in case of any of the following circumstances:
     1) Where the Company is declared bankrupt in accordance with the law;
     2) Where the duration as stipulated herein expires or any other dissolution reason as stipulated herein occurs, unless the Company exists continually by means of amendment to the Articles of Association;
     3) Where the shareholder decides on dissolution;
     4) Where the Company’s Business License is revoked, the Company is ordered to close down or its registration is cancelled in accordance with the law;
     5) Where the People’s Court dissolves the Company in accordance with the law; or
     6) Other dissolution circumstances as stipulated in laws and administrative regulations.
Chapter VIII Supplementary Provisions
Article 21 Registered items of the Company shall be subject to verification by the company registration authority.
Article 22 The Articles of Association is made in one copy, and one copy shall be submitted to the company registration authority.
Legal representative (signature):
(Official seal of the Company)
October 8, 2007

APPENDIX 3. REPRESENTATIONS AND WARRANTIES
In addition to the matters especially disclosed in Appendix 6, Disclosure List, hereto, Party B and the Company make on the execution date hereof the representations and warranties set forth below in respect of the following matters on and before the execution date:
1.	Authorizations: Party B and the Company have secured the full and necessary authorizations to execute this agreement, perform all of the obligations under this agreement and complete the transactions under this agreement. This agreement is legally binding on Party B and the Company.

2.	No conflict: the execution and performance of this agreement will not breach or conflict with any of the provisions of the Company’s AoA or other organizational rules of the Company or violate any mandatory laws or statutes of the PRC. Party B and the Company have secured the third party approvals or authorizations required to carry out the transactions under this agreement.

3.	Valid existence of the Company and Party B’s Equity Interest: the Company is a legally established and validly existing limited liability company. Party B is the legal owner of the Company’s Equity Interest, is entitled to enjoy the rights attaching to the Equity Interest and is required to bear the attendant obligations. Other than the Proposed Equity Interest Transfer and the changes in Equity Interest that have occurred and been disclosed by Party B and the Company on the Disclosure List, no transfer, nomination, trust, Security Interest, etc. has occurred in respect of the Equity Interest.

4.	Investments: the Company has no investments or commercial operations other than the investments and subsidiary commercial operations (including but not limited to subsidiaries, branches, offices or establishments; as well any other entities directly or indirectly controlled by or in which the Company has an Equity Interest interest, or any other entities in which the Company has an interest) that are set forth in the Disclosure List.

5.	Financial Reports: the financial reports as at August 31, 2007 (the “Balance Sheet Date”) set forth in Appendix 7 truthfully, completely and accurately reflect the Company’s business position and financial position during the relevant periods or on the relevant reference dates. All of the Company’s audited accounts and management accounts (including transfer accounts) have been prepared pursuant to the financial and accounting systems in the relevant laws of the PRC and in consideration of the Company’s actual circumstances, and truthfully and fairly reflect the Company’s financial and business positions as at the relevant account dates. The Company’s financial records and information comply completely with the requirements of PRC laws and statutes and satisfy the standard accounting standards of the PRC.

6.	Undisclosed debts: other than the debts set forth below, the Company does not have any debts that are not reflected on its balance sheets: (1) those disclosed on the Disclosure List; and (2) debts incurred in the normal course of the Company’s business after the Balance Sheet Date, that are not prohibited by this agreement and that will not have a material adverse effect on any shareholder of the Company or the Company itself. Other than the items set forth on the Disclosure List, the Company has never borne an obligation for providing security in the form of guarantees to third parties nor has it ever created a mortgage, pledge or other security interest over its property.
9.	Capital structure: the Company’s registered capital Equity Interest structure as specified in the Company’s AoA and AoA amendments registered with the Administration for Industry and Commerce is completely consistent with that specified in the Company’s AoA and AoA amendments (with the Equity Interest structure as set forth in the Disclosure List) provided to Party A by Party B, and accurately and completely reflects the Company’s capital structure prior to the Closing. The Company has never in any manner whatsoever undertaken to issue or actually issued to any third party any Company Equity Interest, shares, bonds, options or rights or interests of identical or similar nature other than the aforementioned Equity Interest.

10.	No change: during the period between the Balance Sheet Date and the date of execution of this agreement, the Company has not carried out any of the following acts, unless otherwise provided herein or disclosed by Party B and the Company on the Disclosure List and approved in writing by Party A:
i.	prepaid a debt;

ii.	provided security to a third party in the form of a guarantee or created a mortgage, pledge or other security interest over its property;

iii.	released any third party from a claim or waived any right of recourse;

iv.	amended any existing contract or agreement;

v.	paid a bonus to any manager, director, employee, sales representative, agent or advisor or increased said person’s income in any manner, or, in 12 months, raised the remuneration level of the five highest paid persons in the Company or the executive director, managers or other senior management personnel by 10 percent or more;

vi.	incurred any loss (insured or not) or experienced any change in the relationship with a supplier, client or employee whereby such loss or change would have a material adverse effect on the Company;

vii.	revised the Company’s accounting method, policies or principles, or financial and accounting rules and regulations;

viii.	transferred or licensed the Company’s intellectual property to a third party other than in the course of the Company’s normal business activities;

ix.	made a material change in any sales practice or accounting method, or a material change in employment policies, rules or regulations;

x.	experienced a material adverse change in the Company’s financial position or undertaken a transaction other than in the normal course of the Company’s business, giving rise to liabilities;

xi.	approved any shareholders’ resolution or board resolution differing from the conventional matters discussed at ordinary annual shareholders’ meeting, other than resolutions taken for the purpose of performing this agreement;

xii.	declared, paid or committed to, or be in the process of declaring, paying or committing to any dividends, bonuses or other manner of shareholder distribution;

xiii.	(i) undertaken an asset sale, mortgage, pledge, lease, assignment or other disposal outside the normal scope of business whereby the total transaction amount exceeds RMB10,000; (ii) undertaken a disposal of any fixed asset or agreement to the disposal or acquisition of fixed assets except in the normal course of business, relinquished control over any of the Company’s assets, entered into any contract resulting in payment made in the form of fixed assets or caused the incurrence of other Company liabilities; (iii) made any expenditure or any purchase of tangible or intangible assets (including Equity Interest investments in any company) outside the normal scope of business whereby the total amount exceeds RMB10,000;

xiv.	any transaction or act outside the normal course of business of the Company; or

xv.	any act or omission that could lead to any of the aforementioned circumstances arising.
11.	Taxes: the Company has completed all tax registrations required by laws and statutes and paid all taxes payable.

12.	Assets: the specific breakdown of the Company and of all the fixed and intangible assets lawfully owned and used by it is set forth in the Disclosure List.

13.	Immovable assets: the Company does not have any real estate or related rights, interests or obligations.

14.	Contracts: Party B and the Company have provided to Party A or third parties designated by it photocopies, that are true to the originals, of all of the Company’s current and valid written contracts and warrant that all such contracts are valid and enforceable by law.

None of the business contracts entered into between the Company and local radio stations as well as other transactional counterparties has given rise to the risk of invalidity, being rescinded or granting the counterparty the right to unilaterally terminate the same due to the provisions of any law (including but not limited to the Regulations for the Administration of Radio and Television promulgated by the State Council of the People’s Republic of China, and the Regulations for the Administration of the Engagement in Radio and Television Program Production and the Provisional

Regulations for the Certification of Radio and Television Program Creators issued by the State Administration of Radio, Film and Television, etc.) and, at present and prior to the Closing Date, there is no indication of the possibility of such risk arising.
The Company is not a party to or bound by any contract, agreement or other document that:
i.	was not executed in the normal course of business;

ii.	was not executed on a completely equitable basis;

iii.	would cause the Company to incur a loss or harm the Company’s interests;

iv.	would be impossible to complete even with the input of appropriate efforts and expenditures; or

v.	would restrict the Company’s freedom in conducting its business.
The Company is not in breach of any of the terms or obligations under any contract, agreement or document to which the Company is a party or which is binding on the Company.

15.	Intellectual property: other than as disclosed on the Disclosure List, the Company has lawful ownership of or the right to use all of the intellectual property (including but not limited to patents, trademarks, copyrights, proprietary technologies, domain names and trade secrets, etc.) that it currently uses, and the Company has secured all necessary authorizations and licenses (including but not limited to copyright licenses for the value added services that it provides) for the intellectual property rights involved in its business activities that involve the intellectual property rights of a third party. The Company has not infringed upon any intellectual property, trade secrets, proprietary information or other similar rights of third parties and there are no pending or threatening claims for damages, disputes or legal procedures in respect of the Company’s infringement upon the intellectual property, trade secrets, proprietary information or other similar rights of any third party. The trademarks, patents, software copyrights and domain names owned by the Company have been duly registered in accordance with the law.

16.	Litigation: none of the circumstances set forth below that could have a material adverse effect on the Company or that could have an adverse effect on the formation, validity and enforceability of this agreement or the Equity Interest transfer under this agreement exists, regardless of whether completed, pending or threatening:
i.	sanctions or restrictions imposed on the Company by a radio or television station;

ii.	a penalty, injunction or order against the Company by a government authority; or

iii.	a civil, criminal or administrative action, arbitration or other similar procedure or dispute against or with the Company.

17.	Legal Compliance: other than as disclosed by the Company on the Disclosure List, the business currently engaged in by the Company complies with current and valid laws, statutes, regulations and other administrative regulations issued by relevant state administrative authorities (hereinafter collectively referred to as “Statutes”), and the Company has not violated any Statutes, such as would lead to a material adverse effect on the business or assets operated by the Company.

18.	Employees: other than as disclosed on the Disclosure List,
i.	the Company’s employees have complied with the relevant labor laws and statutes that apply to them;

ii.	there are no labor disputes or controversies or potential labor disputes or controversies existing between the Company and its current or former employees;

iii.	the Company does not have any severance pay outstanding and owing due to the termination of any employment relationship and is not under obligation to pay similar compensation or damages in connection with any employment relationship; and

iv.	the Company has paid in full and/or withheld in accordance with relevant laws and statutes pension, housing, medical, unemployment and all other social insurance premiums or employee welfare payable as specified in relevant laws or agreements, and no existing or potential dispute exists in respect of such social insurance premiums or employee benefits.
19.	Other establishments: the Company does not have any branches or offices nor does it have any long-term investments, such as holding Equity Interest, etc., in any other company or enterprise.

20.	Special representations and warranties of Party B and the Company: in addition to the foregoing general representations and warranties, Party B and the Company jointly give the following representations and warranties:
i.	all documents, including books of account, records of change in equity interest, financial statements and all other corporate records of the Company, are kept in accordance with normal commercial practice and are entirely in the possession of the Company, and all major transactions relating to the Company’s business are accurately and compliantly recorded and kept on file;

ii.	as at the capital increase closing date, the Company’s documents, including minutes of board and shareholders’ meetings and the register of shareholders, have been consistently and duly kept, and completely and accurately record the matters that ought to be recorded in such documents;

iii.	since the Balance Sheet Date in Appendix 7: (1) other than the Company’s normal business activities, no event triggering the calling of the Company’s debts has occurred; (2) other than in the course of the Company’s normal business activities, none of the Company’s property has been disposed of or removed from the Company’s possession and the Company has not executed any agreements resulting in any non-routine financial expenditures by the Company or giving rise to any liabilities;
iv.	the Company has submitted the information requested by a tax authority that has made such a request; as at the execution date of this agreement, no dispute over the Company’s tax obligations, potential tax obligations or tax breaks exists between the Company and the tax authorities;

v.	the Company retains financial information used in normal tax records and tax payments and full documentation of the tax breaks approved by relevant government authorities; and

vi.	other than the employee benefits, and social and pension required by the Labor Law of the People’s Republic of China and related regulations, the Company is not burdened by any related employment, retirement or pension benefits or security.
21.	Information disclosure: all of the documents, materials and information provided by Party B and the Company before and after the execution of this agreement are or will be true, accurate, free of omissions and not misleading.

22.	On the Closing Date, Party B and the Company shall, in line with the actual circumstances at such time, again give the foregoing representations and warranties to the investor.

APPENDIX 3
Schedule 1. Intellectual Property
A	Intellectual property owned by the Company

B	Intellectual property to which the Company has use rights

Beijing Meiyi Xinfeng Media Technology Co., Ltd.
September 7, 2007

Appendix 3
Schedule 1 Intellectual Property
I. Beijing Meiyi Xinfeng Media Technology Co., Ltd. has the copyright to SMS/MMS DJZ Short Message Value-added Service System.
1)	Introduction to the Project

The Project is an information processing and value-added service system based on such network environments as GSM, GPRS and CDMA, including the hot functions for certain up-to-date mobile phones, such as provision of data service and “information entertainment”.

At present, wireless device users constantly aspire after newer and more comprehensive functions, such as color screen, advanced data application, navigation, games and multimedia message. New types are being introduced constantly on the basis of popularization of original technologies. In addition, wireless operators are introducing constantly the up-to-date functions to the hot types for earning the maximum user average profit. Since a large number of consumers are in pursuit of novelty, it is necessary to have breakthroughs in application systems.

Take “Monternet” for instance, SP (SMS/MMS Supplier) may introduce and promote its own technical products and information service products by means of the charge agency mechanism of “Monternet”. The Company introduces products and earns incomes from “SMS/MMS DJZ Short Message Value-added Service System” developed by the Company via, but not limited to, “Monternet”.

“SMS/MMS DJZ Short Message Value-added Service System” developed by the Company integrates organically Internet, GSM, database and other technologies and has set up a complete set of service systems between various network environments and development tools so as to provide value-added services to users.

2)	“SMS/MMS DJZ Short Message Value-added Service System” integrates the advanced technologies in several technical fields, of which the major technologies include:
•	JAVA development on the basis of GPRS wireless data application;

•	joint of GPRS network system and INTERNET network system and WEB realization; and

•	technical development of ORACLE database on the basis of UNIX platform;
It is a pioneer in domestic communication and IT fields to integrate such three core technologies into a safe and stable one. It also takes the lead in the international same kind of technical systems, especially, in localization of system integrations.

3)	Exposition of technical proposal
•	Base Environment
On the base platform of UNIX, “SMS/MMS DJZ Short Message Value-added Service System” supports telecommuting by virtue of WEB design and provides users with value-added service within the technical framework of ORACLE database. The System is compatible with the following operating platforms: UNIX, LINUX, Windows 98, Windows2000 Server, Windows ME and Windows XP.

•	Technical Logic
China Mobile, China Unicom and other telecom operators shall take charge of accepting users’ SMS/MMS instructions and, after resolving and compressing, deliver them to the System. After the System responds to a user’s instruction, the relational-like database will process it and identify the user’s ID via mobile network. The mobile system will be chargeable when the user’s ID is identified. The System will provide products or services to the user after receiving responses. The System realizes industrial production on the basis of modularization and adopts the production-line mode in terms of specific sections, periods and pieces. This kind of development environment entitles us to have good management and regulation capabilities and to avoid technical leaks which may occur frequently in the backyard production mode. The Project has excellent hardware development environments. Hardware base and network environment can support us in conducting industrialization operation.
II. Beijing Meiyi Xinfeng Media Technology Co., Ltd. has the copyright to the concept and production of the following programs.
«» Treasure Party
«» Conservation in Night
«» Living in 2008
« » Olympics Alliance

APPENDIX 3
Schedule 2. List of Managers and Core Technical Personnel

Appendix III
Addendum II: Name List of Management Personnel and Key Technical Personnel
Name List of Senior Management Personnel of Beijing Meiyi Xinfeng Media Technology Co., Ltd.:
Xiaoyi Lu: Chairman and General Manager of Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Master of Management Sciences, Rensselaer Polytechnic Institute, New York, USA
Successively worked at China Ping An Insurance, Huatai Insurance and New York Life Insurance; later served as advisor of Video For Change (USA); upon returning to China, served as President of Dianjinzhi Technology Co., Ltd. and founded Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Bo Wei: Deputy General Manager (in charge of corporate development strategy) of Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Master of Engineering, New Jersey Institute of Technology, USA
Successively worked at Nortel, Deutsche Bank and Goldman Sachs; upon returning to China, served as business advisor of Goodlink and Visto and President of Moleduo Communication Technology Co., Ltd.
Xiaohong Lu: Deputy General Manager (in charge of customer service & internal operation) of Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Bachelor of Medicine, Capital Medical University
Successively worked at Beijing Obstetrics Gynecology Hospital and Beijing Representative Office of Wyeth, and served as Sales Supervisor of Beijing Representative Office of Mead Johnson, Product Manager of WHPM Bio-engineering Co., Ltd. and Manager of Enterprise Examination Department of Beijing MJ Health Screening Center Co., Ltd.
Name List of Key Technical Personnel of Beijing Meiyi Xinfeng Media Technology Co., Ltd.:
Yi Zhu: Technical Director of Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Postgraduate (Computational Finance), Carnegie Mellon University, USA
Successively worked as technical analyst at Five Prime Advisors, technical advisor at Union Bank of Switzerland, Goldman Sachs, and technical analyst at American Management Systems
Xiao Jiang: Program Production Director of Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Bachelor (MIDI & Recording), National Academy of Chinese Theatre Arts
Once engaged in recording radio programs and video clips at Dianjinzhi Technology Co., Ltd., with rich experiences in recording of radio programs

APPENDIX 4
INTELLECTUAL PROPERTY PROTECTION AND NON-COMPETITION AGREEMENT

Appendix 1
Intellectual Property Protection and Non-competition Agreement
Party A: Beijing Meiyi Xinfeng Media Technology Co., Ltd.
Party B: Xiaoyi Lu, ID Card No.: 110102197211200850
Whereas, Party B is a professional engaged by Party A as [general manager]; the work done by Party B will involve patent rights, know-how, copyrights, computer software, database, trademark rights and other intellectual property rights; the Agreement is hereby made in order to protect Party A’s intellectual property and specify each party’s rights and obligations.
1.	For the purpose of the Agreement, “Intellectual Property” means any kind of registered or unregistered rights (especially including copyrights and relevant rights), patents for which registration application has been made, patent application rights, trademarks, service marks, logos, images, trade names, Internet domain names, design rights, copyrights (including those to computer software), database rights, semiconductor blueprint rights, utility models, know-how and other intellectual property rights, no matter what forms and what carriers they are in.

2.	In any of the following circumstances, the title to the Intellectual Property achieved by Party B shall vest in Party A completely:
1)	the Intellectual Property achieved in his work during the employment period, except for copyrights;

2)	copyrights in connection with teaching which are achieved in his work during the employment period and transferred to Party A at the agreed price;

3)	the Intellectual Property developed in performing the tasks other than those assigned by Party A;

4)	the Intellectual Property achieved in connection with his work for Party A or tasks assigned by Party A within one year after demission, retirement or post transfer;

5)	The Intellectual Property achieved mostly by virtue of Party A’s funds, equipments, parts, raw materials or other technical materials which are not disclosed.
3.	Party B agrees that Party B will, at Party A’s requirements, execute relevant documents or provide necessary assistances during the employment or within two (2) years after his demission, so that Party A may obtain or maintain legally the title to such Intellectual Property.

4.	Party B undertakes to use at any time the Intellectual Property as mentioned in Article 1 hereof in the way required by Party A only for Party A’s interests; without Party A’s written authorization, Party B shall not dispose of/deal with the Intellectual Property in any way. Party B shall stop immediately using such Intellectual Property upon rescission or termination of the employment relationship with Party A.

5.	Party B undertakes not to claim to be Party A’s employee, or claim to have the right of Party A’s representative, or misappropriate, use, copy or carry off in any way (with charges or free of charges, directly or indirectly) any document or material to which Party A has the Intellectual Property upon rescission or termination of the employment relationship with Party A, unless prior written consent is obtained from Party A.
6.	Where Party B fails to abide by the aforesaid terms hereof but steals, discloses or infringes upon the “Intellectual Property” as mentioned herein, it constitutes violation of professional ethics and Party A’s Intellectual Property, in which case, Party B shall compensate for all losses to Party A arising therefrom.

7.	Party B undertakes not to infringe upon the “Intellectual Property” as mentioned in Article 1 hereof or the intellectual property of any third person during the employment; otherwise, Party B shall assume the corresponding legal liabilities and economic compensations arising therefrom.

8.	Party B represents that it has not executed with any third person any contract containing “non-competition” article, or that it has been released from such “non-competition” obligation in an appropriate way with the third person with which it executed “non-competition” article.

“Non-competition” article as mentioned above means the article specified by any third person to restrict Party B’s engagement in Party A’s current business.

Where Party B breaches such representation, which results in the fact that Party A is accused by the third person of joint infringement, Party B shall assume the corresponding legal liabilities and economic compensations arising therefrom.

9.	During the employment period and within two (2) years after rescission or termination of the employment relationship with Party A, Party B may not take part in, directly or indirectly, any activity competitive with Party A other than his own duties; without Party A’s prior permission. Competitive activity means engagement in any business which is the same as or similar to Party A’s past or present or future business, or service for any entity which engages in the same business with Party A or is competitive with or otherwise interested in Party A.

10.	In consideration of Party B’s performance of non-competition obligation after demission, the Parties may negotiate about a solution that Party A pays the non-competition compensations (not less than 50% of the total amount of salary before tax in the year before Party B’s demission) on a monthly basis to Party B for the duration of non-competition. However, to the extent permitted by the applicable Chinese laws, Party A will not pay the non-competition compensations to Party B in case the latter is dismissed by Party A due to violation of the Contract. For the avoidance of doubts, the non-competition compensation shall not constitute an obligation of Party A unless Party A demands Party B to abide by the non-competition article when Party B resigns. Where Party A cannot pay or suspend paying the non-competition compensation, Party B shall not perform the non-competition obligation after demission from the non-payment day or the suspension day.

11.	“Non-competition” obligation and relevant economic compensations as mentioned in Articles 9, 10 and 11 hereof shall be subject to Party A’s decision prior to Party B’s demission. Party A will evaluate its Intellectual Property, trade secrets and other confidential information possessed by Party B and the non-competition obligation prior to Party B’s demission and issue a document to Party B according to the evaluation result. Party A shall pay the non-competition compensation to Party B according to Article 11 hereof if Party A requires Party B to perform the non-competition obligation. In case of violation of non-competition article, Party B shall pay Party A the penalty which is equivalent to three times of non-competition compensation paid to Party B.
12.	Party A may transfer the Agreement to any of its subsidiaries, branches or representative offices. When Party B is transferred among such entities, the Agreement shall be transferred automatically to the new employer, without further document signed by Party B. if the new employer requires, the Parties may negotiate about a new agreement.

13.	The Agreement, as the necessary document for Party A’s employment of Party B, shall take effect with signatures and seals of the Parties as of the effective date of the Employment Contract. The Agreement shall be made in two copies, one for each party. The Agreement shall remain effective during Party B’s employment by Party A and within five (5) years after termination or rescission of the employment relationship between the Parties. Party A shall rescind or terminate the Agreement in a written form.

14.	The Agreement, as the appendix to the Employment Contract, shall be governed and protected by the laws of the People’s Republic of China. Where the Parties encounter any dispute which cannot be settled through negotiation, either party may apply to Beijing Labor Dispute Arbitration Commission for arbitration in accordance with the laws. In case of objection to the arbitral award, the party concerned may apply to the competent court for judgment. The disputes over protection of the Intellectual Property may also be subject to the jurisdiction of the competent court directly.
[Execution Page Below]

(Execution Page)

Party A: Beijing Meiyi Xinfeng Media Technology Co., Ltd.	Party B: Xiaoyi Lu

Representative: Yue Jin

Signature:	Signature:
Date: October 8, 2007
Place: Rm. 1807, 15/F, Tower B, Jianwai SOHO, 39 East 3rd Ring Road Central, Chaoyang District, Beijing, China
[Execution Page of Intellectual Property Protection Agreement]

APPENDIX 5
NON-DISCLOSURE AGREEMENT

Employment Contract
Contract no:
Party A:    Beijing Meiyixinfeng Media Technology Co.,Ltd.
Legal representative: Yue Jin
Address:  Room 709, Boyan Plaza, No. 238 Beisihuan Zhonglu, Haidian District, Beijing
Telephone: 010-82337565
Party B: Xiaoyi Lu
Sex: Male            Date of birth: November 20, 1972
Identity card no: 110102197211200850
Residential address: Room 1101, Building 2, No.10 Beisanhuan Zhonglu, Xicheng District, Beijing
Zip code: 100011 Telephone: 010-62351653
Place of household registration: Room 301, Unit 3, Building 54, Jin Shi Fang, Xicheng District, Beijing
     Pursuant to the “Labor Law of the People’s Republic of China” and the stipulations of the relevant laws and regulations, Party A and Party B hereby unanimously agree to enter into this Contract on a voluntary and equitable basis.
Article 1 Term of the Contract
1.1 The term of validity of the Contract shall commence on October 1, 2007 and continue until October 1, 2009.
Article 2 Position
     2.1 Party A hereby employs Party B to assume the duties of General Manager. Depending on the job requirements and the actual working abilities of Party B, Party A shall be entitled to change the nature of the position at any time.
     2.2 Party B has diligently reviewed each of the Company’s standard rules and regulations, the Employees’ Manual and employee disciplinary procedures, and shall strictly abide by each of the Company’s standard rules and regulations, the Employees’ Manual and employee disciplinary procedures, and be subordinate to management.

     2.3 During the performance period of the Contract, Party A shall be entitled to formulate, revise or abrogate the Company’s rules and regulations, Party B shall abide by any existing and future valid rules and regulations which may be so formulated or revised.
     2.4 Party B shall complete the requisite scheduled workflow, which shall attain the requisite quality standards requested by Party A.
Article 3 Employee Safety
     3.1 Party A shall provide to Party B a working environment which conforms to state stipulations regarding safety and hygiene, and shall ensure that Party B shall work in an environment and under conditions that pose no danger to personal safety.
     3.2 Based on the actual circumstances of Party B’s position, Party A shall provide to Party B any necessary employee safety equipment required by the state.
Article 4 Working Hours
     4.1 Party A practices an eight-hour work day, with an average of 40 working hours per week. In the event that Party A arranges for Party B to work overtime, the number of overtime hours shall be confirmed by Party A and compensation for overtime shall be paid according to relevant state stipulations (or a commensurate amount of paid leave shall be arranged for Party B in lieu thereof). No compensation for overtime shall be paid in the event that Party B works overtime on matters that were not completed due to personal reasons, or in the event that Party A’s consent to overtime was not obtained. The calculation of compensation for overtime shall be established by Party A, but expenses (such as bonuses and subsidies) shall not be included therein.
     4.2 Party B shall be allowed to take paid leave such as marriage leave, compassionate leave and maternity leave (unless in violation of birth control regulations) as stipulated by the state. However, the wedding event, funeral event (limited to three generations of direct kinship) or maternity event must occur during the period of employment.
Article 5 Remuneration
     5.1 Monthly salary of Party B: A basic salary (after taxes) of RMB 10,000.
     5.2 The basic salary shall be paid in cash on the 30th of each month. If the payment date falls on a statutory holiday, it shall be paid prior to the date of the statutory holiday. The performance-based salary shall be paid in the form of a bonus after the Company has achieved the performance appraisal targets agreed upon in the Equity Transfer Agreement.
     5.3 Party A shall withhold income tax on behalf of Party B and deduct other various expenses comprising contributions payable by Party B towards social insurance.

     5.4 Should there be any revision in the duties or in the position of Party B, Party A shall make a corresponding increase or reduction in Party B’s salary. The salary shall be subject to the revised calculation beginning in the month during which the new position commences.
     5.5 Other matters agreed upon between Party A and Party B in respect of salary: N/A.
Article 6 Compensation & Benefits
     6.1 Party A and Party B shall both participate in the social insurance program stipulated by the state and Beijing municipality. Party A shall complete the related social insurance enrollment formalities on behalf of Party B. Party B shall qualify for the various insurance benefits only after Party B’s personal files have been transferred to Party A’s records department within the stipulated deadline and after completion of the insurance formalities concerned, all in accordance with Party A’s request.
     6.2 In the event that Party B’s insurance contribution is not paid in a timely manner due to reasons attributable to Party B, Party B agrees to bear the corresponding consequences. In the event that the insurance contribution is not paid in time due to reasons attributable to Party A, Party A shall be responsible for the corresponding liabilities.
     6.3 Party A shall only be responsible for that portion of the social insurance contribution for which Party A is liable; the portion payable by Party B shall be deducted from the monthly salary of Party B on behalf of Party B by Party A.
     6.4 Medical treatment for Party B for sickness and non-work related injuries shall be provided in accordance with the relevant stipulations of the state and Beijing municipality.
Article 7 Employee Eiscipline
     7.1 Party B shall abide by the laws and regulations of the state.
     7.2 Party B shall abide by each of Party A’s standard rules and regulations, Employees’ Manual, and shall abide by Party A’s work procedures and confidentiality procedures. If Party B should violate the rules and regulations of Party A, Party A shall be entitled to handle the matter in accordance with regulations until such time as the Employment Contract is terminated.
     7.3 In the event that company property is damaged or lost by Party B, compensation shall be paid at market rates.
Article 8 Amendment and Termination
     8.1 Party A and Party B shall be permitted to amend the Employment Contract and promptly implement amendment procedures in any of the following circumstances:
1)	In the event of unanimous agreement between Party A and Party B after negotiations between them.

2)	In the event that the Contract cannot be executed as a result of a material change to the objective circumstances relied upon at the time the Contract was entered into.

3)	In the event of a change to any law, regulation or rule which was relied upon at the time the Contract was entered into.
     8.2 Party A may terminate the Contract at any time without compensation of any kind to Party B in any of the following circumstances:
1)	In the event that Party B seriously violates Party A’s employee disciplinary procedures and standard rules and regulations; or in the event it commits an act which materially injures the interests of Party A; or in the event of a material breach of duties which materially injures the interests of Party A.

2)	In the event that Party B violates state laws and is found guilty or sentenced to correctional labor, Party A shall be entitled to terminate the Employment Contract at anytime commencing from the date of Party B’s arrest.
     8.3 Party A may terminate the Contract under any of the following circumstances; provided, however, that 30 days’ prior written notice shall be given to Party B:
1)	In the event that, after the expiry of the stipulated medical treatment period related to sickness or a non-job related injury, Party B is unable to carry out his original duties nor any other duties arranged by Party A.

2)	In the event that there are duties that Party B is incapable of performing and that Party B continues to be incapable of performing in spite of training or a change in position.

3)	In the event that the Contract is unable to be executed as a result of a material change to the objective circumstances relied upon at the time the Contract was entered into, and, after negotiations between the Parties, no agreement regarding an amendment to the Employment Contract is able to be reached.
     8.4 In the event that Party A terminates the Employment Contract in accordance with Articles 8.1 and 8.3, it shall make economic compensation to Party B in accordance with the relevant regulations of the state and Beijing municipality.
     8.5 Party B may terminate the Contract at any time under any of the following circumstances:
1)	In the event that Party B is coerced into work by Party A by means of violence, duress, imprisonment or illegal restriction of his personal freedoms.

2)	In the event that Party A fails to pay employment remuneration to Party B in accordance with the stipulations of the Contract.

     In the event that Party B terminates the Employment Contract pursuant to clause 2) above, Party A shall pay economic compensation to Party in accordance with the number of years of consecutive employment that Party B was employed by Party A (i.e., one month’s compensation to Party B for each full year of employment). A period of employment of less than one year shall be calculated as one year.
     8.6 Party B shall give 30 days’ prior written notice to Party A in the event of termination of the Contract for reasons other than those entitling it to terminate the Employment Contract at any time. After completion of all handover formalities requested by Party A, Party A shall also complete the necessary formalities on its part. However, in the event that there are economic losses suffered by Party A which are attributable to Party B and which have not been completely resolved, Party A shall not be obliged to complete the formalities until after a complete resolution thereof.
     8.6 In the event of a termination requiring agreement by both Parties, the Party initiating termination shall give 30 days’ prior written notice to the other Party prior to undertaking termination formalities.
     8.7 After termination of employment, Party B shall be obliged to complete handover procedures. In the event that Party B’s refusal to complete or delay in completing handover results in losses to Party A, Party B shall be responsible for compensation thereof.
Article 9 Contract Expiration and Renewal
     9.1 The Employment Contract shall terminate at the expiry of the term thereof. Thirty days prior to expiry, each Party shall indicate to the other Party its intention with respect to the renewal of the Contract. After negotiating an agreement, the Parties may enter into a new employment contract.
     9.2 If the Parties still have not entered into a new employment contract after the expiry of the Contract, but Party B continues to work and Party A continues to pay employment remuneration, the Employment Contract shall be deemed to be automatically extended for a period of one year or to be automatically renewed. The rights and obligations of the Parties shall continue in accordance with the Employment Contract of the previous year. All other relevant contracts (such as intellectual property and non-compete agreements, non-disclosure agreements, etc.) shall continue to be valid.
     9.3 In the event that Party B does not agree to renew the Employment Contract, then, unless Party A has preserved the original terms and conditions or improved such terms and conditions within the renewed Employment Contract, Party A shall pay economic compensation to Party B when the Contract terminates at contract expiry. Economic compensation shall be paid to Party B according to the number of years of employment with Party A and calculated on the basis of one month’s salary per each full year of employment. Any period of employment exceeding six months but less than one year shall be calculated as one full year; half a month’s economic compensation shall be paid to Party B for any period of employment less than six months.
Article 10 Responsibility for Breach
     10.1 Whenever any personnel undergoes training at the expense of Party A, the training costs shall be repaid by such personnel to Party A. The basis for calculation of such repayment is as follows: 20% of the total training costs shall be deducted for each full year of employment commencing from the date that training is completed; no further repayment shall be required after a period of five full years thereafter.
     10.2 Damages and compensatory amounts payable by Party B for breach of contract shall be directly deducted by Party A from Party B’s salary . In the event any salary due and owing to Party B (as set forth in the accounts of Party A) is insufficient to pay such damages and compensatory amounts, Party B shall directly pay to Party A an amount corresponding to the shortfall until such shortfall is fully paid.
Article 11 Non-Compete
     Simultaneously with the entering into of the Contract, Party A and Party B shall enter into a “Non-Compete Agreement” (please refer to Appendix 1) for the protection of Party A’s intellectual property rights. Party A and Party B shall strictly abide by the specific stipulations of such agreement.
Article 12 Confidentiality
     Simultaneously with the entering into of the Contract, Party A and Party B shall enter into a “Non-Disclosure Agreement” (please refer to Appendix 2) with respect to the confidentiality of Party A’s technology and business secrets of the Company. Party A and Party B shall strictly abide by the specific stipulations of such agreement.
Article 13 Non-Solicitation
     13.1 Party B shall not, during the term of employment and 12 months thereafter, intentionally solicit, persuade, encourage, instruct or otherwise cause existing or potential clients of Party A or existing or potential employees of Party A to terminate their business relationship or employment relationship with Party A for any reason (whether for Party B’s own benefit or for the benefit of other individuals, companies or organizations).
     13.2 During the term of employment and 12 months thereafter, Party B shall not:

•	obtain business from the Company’s clients for Party B’s own benefit or assist any company to which Party B renders services with obtaining business from the Company’s clients or assist other companies or individuals with whom Party B has a relationship with with obtaining business from the Company’s clients; or

•	persuade or obstruct or attempt to persuade or obstruct existing potential clients of Party A from doing business with Party A.
     13.3 Party B shall not make any defamatory remarks regarding Party A’s reputation or otherwise harm the image of Party A at any time, whether during the term of validity of the Contract or after termination of employment.
Article 14 Others
     For those matters not dealt with herein, the Parties shall resolve the same through negotiation and, if necessary, enter into a supplemental agreement with respect to the same as an appendix to the Contract. In the event of inconsistency between the supplemental agreement and the Contract, the supplemental agreement shall prevail.
Article 15 Dispute Resolution
     In the event of a labor dispute between Party A and Party B, the Parties may enter into negotiations; or apply for arbitration to the labor dispute arbitration commission possessing jurisdiction over the matter within 60 days from the date on which the labor dispute first arose. Any Party refusing to comply with the award shall be entitled to file a claim with the People’s Court.
Article 16 Legal Validity
     The Contract comprises four originals, one original for each of the two Parties, the other two originals to be used for the recording of the contract and completion of social insurance formalities. The Contract shall take effect after Party A and Party B have signed/sealed the same.
[The remainder of this page is left blank]

[No substantive text on this page]
Party A (seal):
Legal representative or authorized representative (signature):
Address: Room 709, Boyan Plaza, No. 238 Beisihuan Zhonglu, Haidian District, Beijing
Telephone: 010-82337565
Party B (signature):
Identity card number: 110102197211200850
Address: Room 1101, Building 2, No.10 Beisanhuan Zhonglu, Xicheng District, Beijing
Telephone: 010-62351653
Entered into on October 8, 2007 at: B1807, Jianwai SOHO, Dongsanhuan Zhonglu, Chaoyang District, Beijing.
[Signature Page of the Employment Contract]

Appendix 1
Intellectual Property Protection and Non-competition Agreement
Party A: Beijing Meiyixinfeng Media Technology Co.,Ltd
Party B: Xiaoyi Lu, ID Card No.: 110102197211200850
Whereas, Party B is a professional engaged by Party A as General Manager; the work done by Party B will involve patent rights, know-how, copyrights, computer software, database, trademark rights and other intellectual property rights; the Agreement is hereby made in order to protect Party A’s intellectual property and specify each party’s rights and obligations.
15.	For the purpose of the Agreement, “Intellectual Property” means any kind of registered or unregistered rights (especially including copyrights and relevant rights), patents for which registration application has been made, patent application rights, trademarks, service marks, logos, images, trade names, Internet domain names, design rights, copyrights (including those to computer software), database rights, semiconductor blueprint rights, utility models, know-how and other intellectual property rights, no matter what forms and what carriers they are in.

16.	In any of the following circumstances, the title to the Intellectual Property achieved by Party B shall vest in Party A completely:
1)	the Intellectual Property achieved in his work during the employment period, except for copyrights;

2)	copyrights in connection with teaching which are achieved in his work during the employment period and transferred to Party A at the agreed price;

3)	the Intellectual Property developed in performing the tasks other than those assigned by Party A;

4)	the Intellectual Property achieved in connection with his work for Party A or tasks assigned by Party A within one year after demission, retirement or post transfer;

5)	The Intellectual Property achieved mostly by virtue of Party A’s funds, equipments, parts, raw materials or other technical materials which are not disclosed.
17.	Party B agrees that Party B will, at Party A’s requirements, execute relevant documents or provide necessary assistances during the employment or within two (2) years after his demission, so that Party A may obtain or maintain legally the title to such Intellectual Property.

18.	Party B undertakes to use at any time the Intellectual Property as mentioned in Article 1 hereof in the way required by Party A only for Party A’s interests; without Party A’s written authorization, Party B shall not dispose of/deal with the Intellectual Property in any way. Party B shall stop immediately using such Intellectual Property upon rescission or termination of the employment relationship with Party A.

19.	Party B undertakes not to claim to be Party A’s employee, or claim to have the right of Party A’s representative, or misappropriate, use, copy or carry off in any way (with charges or free of charges, directly or indirectly) any document or material to which Party A has the Intellectual Property upon rescission or termination of the employment relationship with Party A, unless prior written consent is obtained from Party A.

20.	Where Party B fails to abide by the aforesaid terms hereof but steals, discloses or infringes upon the “Intellectual Property” as mentioned herein, it constitutes violation of professional ethics and Party A’s Intellectual Property, in which case, Party B shall compensate for all losses to Party A arising therefrom.

21.	Party B undertakes not to infringe upon the “Intellectual Property” as mentioned in Article 1 hereof or the intellectual property of any third person during the employment; otherwise, Party B shall assume the corresponding legal liabilities and economic compensations arising therefrom.

22.	Party B represents that it has not executed with any third person any contract containing “non-competition” article, or that it has been released from such “non-competition” obligation in an appropriate way with the third person with which it executed “non-competition” article.

“Non-competition” article as mentioned above means the article specified by any third person to restrict Party B’s engagement in Party A’s current business.

Where Party B breaches such representation, which results in the fact that Party A is accused by the third person of joint infringement, Party B shall assume the corresponding legal liabilities and economic compensations arising therefrom.

23.	During the employment period and within two (2) years after rescission or termination of the employment relationship with Party A, Party B may not take part in, directly or indirectly, any activity competitive with Party A other than his own duties; without Party A’s prior permission. Competitive activity means engagement in any business which is the same as or similar to Party A’s past or present or future business, or service for any entity which engages in the same business with Party A or is competitive with or otherwise interested in Party A.

24.	In consideration of Party B’s performance of non-competition obligation after demission, the Parties may negotiate about a solution that Party A pays the non-competition compensations (not less than 50% of the total amount of salary before tax in the year before Party B’s demission) on a monthly basis to Party B for the duration of non-competition. However, to the extent permitted by the applicable Chinese laws, Party A will not pay the non-competition compensations to Party B in case the latter is dismissed by Party A due to violation of the Contract. For the avoidance of doubts, the non-competition compensation shall not constitute an obligation of Party A unless Party A demands Party B to abide by the non-competition article when Party B resigns. Where Party A cannot pay or suspend paying the non-competition compensation, Party B shall not perform the non-competition obligation after demission from the non-payment day or the suspension day.

25.	“Non-competition” obligation and relevant economic compensations as mentioned in Articles 9, 10 and 11 hereof shall be subject to Party A’s decision prior to Party B’s demission. Party A will evaluate its Intellectual Property, trade secrets and other confidential information possessed by Party B and the non-competition obligation prior to Party B’s demission and issue a document to Party B according to the evaluation result. Party A shall pay the non-competition compensation to Party B according to Article 11 hereof if Party A requires Party B to perform the non-competition obligation. In case of violation of non-competition article, Party B shall pay Party A the penalty which is equivalent to three times of non-competition compensation paid to Party B.

26.	Party A may transfer the Agreement to any of its subsidiaries, branches or representative offices. When Party B is transferred among such entities, the Agreement shall be transferred automatically to the new employer, without further document signed by Party B. if the new employer requires, the Parties may negotiate about a new agreement.

27.	The Agreement, as the necessary document for Party A’s employment of Party B, shall take effect with signatures and seals of the Parties as of the effective date of the Employment Contract. The Agreement shall be made in two copies, one for each party. The Agreement shall remain effective during Party B’s employment by Party A and within five (5) years after termination or rescission of the employment relationship between the Parties. Party A shall rescind or terminate the Agreement in a written form.

28.	The Agreement, as the appendix to the Employment Contract, shall be governed and protected by the laws of the People’s Republic of China. Where the Parties encounter any dispute which cannot be settled through negotiation, either party may apply to Beijing Labor Dispute Arbitration Commission for arbitration in accordance with the laws. In case of objection to the arbitral award, the party concerned may apply to the competent court for judgment. The disputes over protection of the Intellectual Property may also be subject to the jurisdiction of the competent court directly.
[Execution Page Below]

(Execution Page)

Party A: Beijing Meiyixinfeng Media Technology Co.,Ltd	Party B: Xiaoyi Lu

Representative: Yue Jin

Signature:	Signature:
Date: October 8, 2007
Place: B1807, Jianwai SOHO, Dongsanhuan Zhonglu, Chaoyang District, Beijing
[Execution Page of Intellectual Property Protection Agreement]

Appendix 2
Non-Disclosure Agreement
Party A: Beijing Meiyixinfeng Media Technology Co., Ltd.
Party B: Xiaoyi Lu                     Identity card number: 110102197211200850
WHEREAS:
Party B, as an employee of Party A and during the course of carrying out duties for Party A, will or may be exposed to trade secrets, technical know-how or other confidential information belonging to Party A or its related companies. Party B acknowledges and agrees to the following terms protecting the Confidential Information of Party A.
“Confidential Information” as used in this Agreement shall refer to business, technical and management information (and confidential information in other forms) not known by the general public, which has potential beneficial value as well as actual value to Party A and other entities in which Party A has ownership, and which is hereby deemed confidential. During Party B’s term of employment with Party A, Party A’s business, technological and management information (and confidential information in other forms) that is received by Party B shall mean, but not be limited to, the following types of information of Party A (whether such information was obtained by Party A itself or obtained from other parties by virtue of disclosure):
1.	Patented technology;

2.	Non-patented technology;

3.	Know-how;

4.	Short-term and long-term business and product plans and strategies, relevant information about market research and forecast;

5.	Existing and potential product descriptions, designs, cost structures, pricing, strategies, schedules, purchase orders, product launches and market share information;

6.	Financial information including profit and loss statements, sales figures, profits, budgets and financial proposals;

7.	Technical information related to customer demand, design expertise, production and testing, troubleshooting, quality control and computer processes;

8.	Detailed human resources information such as staff planning, names of employees, telephone numbers and e-mail addresses, job titles, reporting lines, job descriptions and job skills;

9.	Names of existing and potential clients and partners, information obtained from third parties (including clients and partners) subject to confidentiality agreements;

10.	Or all materials marked “Party A’s Proprietary Information”, “Party A’s Confidential Information”, “For Party A’s Internal Use Only” or similar language on other documents of Party A;

11.	Party B shall maintain the confidentiality of methodology (such as management methods, etc.) that are disclosed to Party B during the course of employment.
The foregoing Confidential Information shall not include information related to Party A that Party B obtains from third parties through legal channels or from the public domain or information that is already known by Party B.
     In order to protect the Confidential Information of Party A, the Parties agree as follows:
(1) Party B acknowledges that the Confidential Information of Party A is a valuable asset with commercial and industrial uses which has the potential to bring economic benefits to Party A and which is not intended for disclosure to the general public.
(2) Party B acknowledges that Party A has established procedures and adopted measures to protect the Confidential Information, and the former undertakes to abide by and comply with such procedures and measures.
(3) Party B acknowledges that the disclosure of Party A’s Confidential Information without the authorization of Party A or the divulging of the same will be injurious to the interests of Party A, and may assist Party B or third parties in receipt of such Confidential Information to obtain ill-gotten gains.
(4) Party B undertakes that he shall not, at any time during his employment with Party A and after the discharge of the employment relationship with Party A, engage in, directly or indirectly, in whole or in part (unless Party B has already obtained prior written permission from Party A or unless Party B has sufficient evidence to prove such information is already in the public domain), any of the following actions with respect to the Confidential Information of Party A:
i. disclose or divulge Confidential Information to anyone for whom receipt of the same has not been authorized by Party A ;
ii. announce or release the Confidential Information to any public media which has not been approved by Party A;

iii. re-use the Confidential Information in any manner for Party B’s personal purposes or for profit-making by others.
(5) Party B undertakes that he shall not, at any time during his employment with Party A and after the discharge of the employment relationship with Party A, transmit confidential materials containing Party A’s Confidential Information outside the workplace of Party A, or assist in the transmitting thereof unless prior written permission from Party A has been obtained. The term “transmit” as used herein shall include but not be limited to physical transfer, illegal duplication, transmission of information through various modes of communication, transmission of information through various network interfaces, etc.
(6) Party B undertakes that during the term of his employment with Party A, duplication of documents in any form containing Party A’s Confidential Information shall be made out of necessity relating to Party B’s work rather than for other purposes. Duplication procedures shall comply with Party A’s confidentiality measures.
(7) Party B shall, prior to the discharge or termination of the employment relationship with Party A, deliver to the recipient designated by Party A at Party A’s request all materials, originals and duplicates of documents belonging to Party A which are in the Party B’s possession or under Party B’s control and management.
(8) The foregoing confidentiality obligations shall be applicable to materials, data and information which have been provided to Party A by third parties with accompanying restrictions on their use, duplication or disclosure.
(9) Party B undertakes that, if it should discover that the Confidential Information of Party A is being infringed upon by means of unauthorized use or disclosure, Party B shall immediately notify Party A and take reasonable measures to assist Party A to prevent further infringement.
(10) Party B acknowledges that if any acts of breach under the Agreement result in the infringement of Party A’s intellectual property rights or leads to circumstances involving unfair competition; it shall bear responsibility for all consequential losses of Party A arising therefrom.
(11) Party A may assign the Agreement to its subsidiaries, branches or representative offices. In the event that Party B is transferred within any of the above-mentioned companies, the Agreement shall automatically be assigned to the new employer entity without requiring the signature of Party B; provided, however, that if the new employer entity should request a new agreement, both parties shall negotiate the signing of the same.

(12) The Agreement constitutes the sole document with respect to the employment of Party B by Party A. It shall take effect on the effective date set forth herein after it is signed/sealed by the parties. The Agreement comprises two originals, of which each party shall retain one original. The period of validity shall comprise the entire period of Party B’s employment with Party A and five years after the termination of the employment relationship between Party B and Party A. Party A shall terminate the Agreement in writing.
(13) The Agreement shall be governed by and receive the protection of the laws of the People’s Republic of China. If a dispute arises between the Parties to the Agreement and negotiations are unsuccessful, then either Party may submit an application for arbitration to the Beijing Municipal Labor Dispute Arbitration Commission. Any Party which refuses to comply with the arbitral award may request a judgment thereon from the People’s Court.
[The remainder of this page is left blank]

(No substantive text on this page)

Party A: Beijing Meiyixinfeng Media	Party B: Xiaoyi Lu

Technology Co.,Ltd

Seal:	Signature:
Date: October 8, 2007
Venue: B1807, Jianwai SOHO, Dongsanhuan Zhonglu, Chaoyang District, Beijing
[Signature Page of the Non-Disclosure Agreement]

APPENDIX 6
DISCLOSURE LIST
[None]

APPENDIX 7
FINANCIAL REPORTS

Balance Sheet
June, 2007

Name of Company: Beijing Meiyi Xinfeng Media Technology Co., Ltd.	Unit: Yuan (RMB)

			Closing
	Line	Opening	Balance at the
Assets	No.	Balance of Year	end of the period
Current Assets:
Cash	1
Bank Deposits		75,182.01	268,001.01
Short-term Investment	2
Notes Receivable	3
Accounts Receivable	4	1,790,200.00	2,181,050.00
Less: Bad Debts Reserves	5
Net Accounts Receivable	6	1,790,200.00	2,181,050.00
Prepayment	7
Other Receivables	9	328,368.00	320,971.97
Inventories	10
Deferred Expenses	11
Net Losses of Current Assets in Suspense	12
Long-term Bonds Investment due within a Year	13
Other Current Assets	14
Total Current Assets	20	2,193,750.01	2,770,022.98
Long-term Investment
Long-term Investment	21
Fixed Assets:
Original Value of Fixed Assets	24	17,023.00	17,023.00
Less: Accumulated Depreciation	25	4,439.77	4,439.77
Net Value of Fixed Assets	26	12,583.23	12,583.23
Liquidation of Fixed Assets	27
Construction in Process	28
Net Losses of Fixed Assets in Suspense	29
Total Fixed Assets	35	12,583.23	12,583.23
Intangible Assets and Deferred Assets:
Intangible Assets	36
Deferred Assets	37
Total Intangible Assets and Deferred Assets	40
Other Long-term Assets:
Other Long-term Assets	41
Deferred Tax:
Deferred Tax Debits	42
Total Assets	50	2,206,333.24	2,782,606.21

			Closing
	Line	Opening	Balance at the
Liabilities and Owner’s Equity	No.	Balance of Year	end of the period
Current Liabilities:
Short-term Loans	51
Notes Payable	52
Accounts Payable	53
Accounts Received in Advance	54
Other Payables	55
Accrued Payroll	56
Welfare Benefits Payable	57
Taxes Payable	58	26,358.77	7,858.64
Profits Payable	59
Other Accounts Payable	60
Accrued Expenses	61
Long-term Liabilities due within a Year	62
Other Current Liabilities	63
Total Current Liabilities	70	26,358.77	7,858.64
Long-term Liabilities:
Long-term Loans	71
Bonds Payable	72
Long-term Payable	73
Other Long-term Liabilities	80
Including: Housing Revolving Funds	81
Total Long-term Liabilities	83
Deferred Tax:
Deferred Tax Credits	85
Total Liabilities	90	26,358.77	7,858.64
Owner’s Equity:
Paid-up Capital	91	500,000.00	500,000.00
Capital Reserves	92
Surplus Reserves	93
Including: Public Welfare Funds	94
Current Year Profits			594,773.10
Undistributed Profits	95	1,679,974.47	1,679,974.47
Total Owner’s Equity	96	2,179,974.47	2,774,747.57
Total Liabilities and Owner’s Equity	100	2,206,333.24	2,782,606.21

Income Statement
June, 2007

Name of Company: Beijing Meiyi Xinfeng Media Technology Co., Ltd.	Unit: Yuan (RMB)

	Line	Amount of	Current Year
Item	No.	Current Month	Cumulative Amount
I. Main Operating Income	1	134,687.00	963,983.81
Less: Main Operating Costs	6	99,753.50	280,703.08
Business Tax and Extra Charges	9	7,407.78	53,019.11
II. Main Operating Gross Profits	10	27,525.72	630,261.62
Less: Sales Expenses	11
Administrative Expenses	12	9,274.72	35,744.19
Financial Expenses	13		-255.67
III. Main Operating Profits	14	18,251.00	594,773.10
Add: Investment Proceeds	15
Subsidy Income	16
Non-operating Income	17
Less: Non-operating Expenses	18
Add: Profit and Loss Adjustment of Previous Years	19
IV. Total Profits	20	18,251.00	594,773.10
Less: Income Tax	21
V. Net Profit	22	18,251.00	594,773.10

Balance Sheet
July, 2007

Name of Company: Beijing Meiyi Xinfeng Media Technology Co., Ltd.	Unit: Yuan (RMB)

			Closing
	Line	Opening	Balance at the
Assets	No.	Balance of Year	end of the period
Current Assets:
Cash	1
Bank Deposits		75,182.01	361,356.10
Short-term Investment	2
Notes Receivable	3
Accounts Receivable	4	1,790,200.00	2,181,050.00
Less: Bad Debts Reserves	5
Net Accounts Receivable	6	1,790,200.00	2,181,050.00
Prepayment	7
Other Receivables	9	328,368.00	320,971.97
Inventories	10
Deferred Expenses	11
Net Losses of Current Assets in Suspense	12
Long-term Bonds Investment due within a Year	13
Other Current Assets	14
Total Current Assets	20	2,193,750.01	2,863,378.07
Long-term Investment
Long-term Investment	21
Fixed Assets:
Original Value of Fixed Assets	24	17,023.00	25,021.12
Less: Accumulated Depreciation	25	4,439.77	4,439.77
Net Value of Fixed Assets	26	12,583.23	20,581.35
Liquidation of Fixed Assets	27
Construction in Process	28
Net Losses of Fixed Assets in Suspense	29
Total Fixed Assets	35	12,583.23	20,581.35
Intangible Assets and Deferred Assets:
Intangible Assets	36
Deferred Assets	37
Total Intangible Assets and Deferred Assets	40
Other Long-term Assets:
Other Long-term Assets	41
Deferred Tax:
Deferred Tax Debits	42
Total Assets	50	2,206,333.24	2,883,959.42

			Closing
	Line	Opening	Balance at the
Liabilities and Owner’s Equity	No.	Balance of Year	end of the period
Current Liabilities:
Short-term Loans	51
Notes Payable	52
Accounts Payable	53
Accounts Received in Advance	54
Other Payables	55		-2,400.00
Accrued Payroll	56
Welfare Benefits Payable	57
Taxes Payable	58	26,358.77	12,641.81
Profits Payable	59
Other Accounts Payable	60
Accrued Expenses	61
Long-term Liabilities due within a Year	62
Other Current Liabilities	63
Total Current Liabilities	70	26,358.77	10,241.81
Long-term Liabilities:
Long-term Loans	71
Bonds Payable	72
Long-term Payable	73
Other Long-term Liabilities	80
Including: Housing Revolving Funds	81
Total Long-term Liabilities	83
Deferred Tax:
Deferred Tax Credits	85
Total Liabilities	90	26,358.77	10,241.81
Owner’s Equity:
Paid-up Capital	91	500,000.00	500,000.00
Capital Reserves	92
Surplus Reserves	93
Including: Public Welfare Funds	94
Current Year Profits			693,743.14
Undistributed Profits	95	1,679,974.47	1,679,974.47
Total Owner’s Equity	96	2,179,974.47	2,873,717.61
Total Liabilities and Owner’s Equity	100	2,206,333.24	2,883,959.42

Income Statement
July, 2007

Name of Company: Beijing Meiyi Xinfeng Media Technology Co., Ltd.	Unit: Yuan (RMB)

	Line	Amount of Current	Current Year
Item	No.	Month	Cumulative Amount
I. Main Operating Income	1	220,964.00	1,184,947.81
Less: Main Operating Costs	6	101,328.90	382,031.81
Business Tax and Extra Charges	9	12,153.02	65,172.13
II. Main Operating Gross Profits	10	107,482.08	737,743.87
Less: Sales Expenses	11
Administrative Expenses	12	8,656.45	44,400.64
Financial Expenses	13	-144.41	-400.08
III. Main Operating Profits	14	98,970.04	693,743.31
Add: Investment Proceeds	15
Subsidy Income	16
Non-operating Income	17
Less: Non-operating Expenses	18
Add: Profit and Loss Adjustment of Previous Years	19
IV. Total Profits	20	98,970.04	693,743.31
Less: Income Tax	21
V. Net Profit	22	98,970.04	693,743.31
Remark: The income and profit increased accordingly after Henan Telecommunication Channel Business was put through on June, 18th, 2007.

Balance Sheet
August, 2007

Name of Company: Beijing Meiyi Xinfeng Media Technology Co., Ltd.	Unit: Yuan (RMB)

			Closing
	Line	Opening	Balance at the
Assets	No.	Balance of Year	end of the period
Current Assets:
Cash	1
Bank Deposits		75,182.01	538,635.41
Short-term Investment	2
Notes Receivable	3
Accounts Receivable	4	1,790,200.00	2,181,050.00
Less: Bad Debts Reserves	5
Net Accounts Receivable	6	1,790,200.00	2,181,050.00
Prepayment	7
Other Receivables	9	328,368.00	320,971.97
Inventories	10
Deferred Expenses	11
Net Losses of Current Assets in Suspense	12
Long-term Bonds Investment due within a Year	13
Other Current Assets	14
Total Current Assets	20	2,193,750.01	3,040,657.38
Long-term Investment
Long-term Investment	21
Fixed Assets:
Original Value of Fixed Assets	24	17,023.00	25,021.12
Less: Accumulated Depreciation	25	4,439.77	4,439.77
Net Value of Fixed Assets	26	12,583.23	20,581.35
Liquidation of Fixed Assets	27
Construction in Process	28
Net Losses of Fixed Assets in Suspense	29
Total Fixed Assets	35	12,583.23	20,581.35
Intangible Assets and Deferred Assets:
Intangible Assets	36
Deferred Assets	37
Total Intangible Assets and Deferred Assets	40
Other Long-term Assets:
Other Long-term Assets	41
Deferred Tax:
Deferred Tax Debits	42
Total Assets	50	2,206,333.24	3,061,238.73

			Closing Balance
	Line	Opening	at the end of the
Liabilities and Owner’s Equity	No.	Balance of Year	period
Current Liabilities:
Short-term Loans	51
Notes Payable	52
Accounts Payable	53
Accounts Received in Advance	54
Other Payables	55		-2,400.00
Accrued Payroll	56
Welfare Benefits Payable	57
Taxes Payable	58	26,358.77	16,829.90
Profits Payable	59
Other Accounts Payable	60
Accrued Expenses	61
Long-term Liabilities due within a Year	62
Other Current Liabilities	63
Total Current Liabilities	70	26,358.77	14,429.90
Long-term Liabilities:
Long-term Loans	71
Bonds Payable	72
Long-term Payable	73
Other Long-term Liabilities	80
Including: Housing Revolving Funds	81
Total Long-term Liabilities	83
Deferred Tax:
Deferred Tax Credits	85
Total Liabilities	90	26,358.77	14,429.90
Owner’s Equity:
Paid-up Capital	91	500,000.00	500,000.00
Capital Reserves	92
Surplus Reserves	93
Including: Public Welfare Funds	94
Current Year Profits			866,834.36
Undistributed Profits	95	1,679,974.47	1,679,974.47
Total Owner’s Equity	96	2,179,974.47	3,046,808.83
Total Liabilities and Owner’s Equity	100	2,206,333.24	3,061,238.73

Income Statement
August, 2007

Name of Company: Beijing Meiyi Xinfeng Media Technology Co., Ltd.	Unit: Yuan (RMB)

		Amount of Current	Current Year
Item	Line No.	Month	Cumulative Amount
I. Main Operating Income	1	297,110.96	1,482,058.77
Less: Main Operating Costs	6	99,462.40	481,494.38
Business Tax and Extra Charges	9	16,341.11	81,513.24
II. Main Operating Gross Profits	10	181,307.45	919,051.15
Less: Sales Expenses	11
Administrative Expenses	12	8,216.23	52,616.87
Financial Expenses	13		-400.08
III. Main Operating Profits	14	173,091.22	866,834.36
Add: Investment Proceeds	15
Subsidy Income	16
Non-operating Income	17
Less: Non-operating Expenses	18
Add: Profit and Loss Adjustment of Previous Years	19
IV. Total Profits	20	173,091.22	866,834.36
Less: Income Tax	21
V. Net Profit	22	173,091.22	866,834.36
Remark: The income and profit increased accordingly after Jiangxi Music Channel Business was put through on January, 8th, 2007.

Execution Page
REDGATE MEDIA AD CO., LTD. [company seal]

By:	/s/ Ying Zhu

Name of authorized representative: Ying Zhu
XIAOYI LU

Signature:	/s/ Xiaoyi Lu

FENGCHUN LU

Signature:	/s/ Fengchun Lu

XIAO JIANG

Signature:	/s/ Xiao Jiang